VESTAUR SECURITIES, INC.

                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                        AND PRINCIPAL FINANCIAL OFFICERS

I.       Covered Officers/Purpose of the Code

         This Code of Ethics (this "Code") for Vestaur Securities, Inc. (the "Company") applies to the Company's Principal Executive Officer (President) and Principal Financial Officer (Treasurer) (the "Covered Officers") for the purpose of promoting:

         o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

         o full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

         o compliance with applicable laws and governmental rules and regulations;

         o the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         o accountability for adherence to the Code. Each Covered Officer owes a duty to the Company to adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.


II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

         Overview. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Company.

         Certain conflicts of interest covered by this Code arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as "affiliated persons" of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures.

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         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company and, if addressed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle - that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company - should be the guiding principle in all circumstances.

         Each Covered Officer must:

         o not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

         o not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Company;

         o not use material non-public knowledge of portfolio transactions made or contemplated for the Company to profit personally or cause others to profit, by the market effect of such transactions;

         There are some conflict of interest situations that should always be approved by the Chief Compliance Officer if material. Examples of these include.

         o any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his responsibilities with the Company;

         o serve as a director on the board of any public company;

         o the receipt of anything of more than de minimus value from any company with which the Company has current or prospective business dealings, other than (i) business entertainment such as meals and sporting events involving no more than ordinary amenities, and (ii) unsolicited advertising or promotional materials that are generally available;

         o any material ownership interest in, or any consulting or employment relationship with, any of the Company's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

         o a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

III.     Disclosure

         o Each Covered Officer must familiarize himself/herself with the disclosure requirements applicable to the Company and the Company's disclosure controls and procedures;

         o each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company's Directors and auditors and to governmental regulators and self-regulatory organizations; and

         o each Covered Officer should, to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Company and the adviser and take other appropriate steps with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company.

IV.      Compliance

         It is the responsibility of each Covered Officer to promote adherence with the standards and restrictions imposed by applicable laws, rules and regulations.

V.       Reporting and Accountability

         Each Covered Officer must:

         o upon adoption of the Code, affirm in writing to the Board that he/she has received, read, and understands the Code.

         o annually thereafter affirm to the Board that he/she has complied with the requirements of the Code.

         o notify the Chief Compliance Officer or the Chief Legal Officer promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The Chief Compliance Officer, with the advice of the Chief Legal Officer, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Interpretations made and waivers given under this Code will be reported to the Governance Committee of the Company's Board of Directors.

         The Company will follow these procedures in investigating and enforcing this Code:

         o the Chief Legal Officer will take all appropriate action to investigate any violations and potential violations reported to it;

         o violations will be reported to the Governance Committee after such investigation;

         o if the Governance Committee determines that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser; or recommending dismissal of the Covered Officer.

         o any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI.      Other Policies and Procedures

         The Company and its investment advisers' codes of ethics under Rule 17j-1 under the Investment Company Act and any code of conduct adopted by Wachovia Corporation as a whole are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII.     Amendments

         This Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Company's Board.

VIII.    Confidentiality

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Company's Board, it's counsel and the Company's advisers.

IX.      Internal Use

         The Code is intended solely for the internal use by the Company and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

         Date: September 2003


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         Exhibit A Persons Covered by this Code of Ethics